Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

Qualigen Therapeutics, Inc.,

Chembio Diagnostics, Inc.,

Biosynex, S.A.,

and

Qualigen, Inc.,

dated as of

July 20, 2023

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 20, 2023, is entered into among Qualigen Therapeutics, Inc., a Delaware corporation (“Seller”), Chembio Diagnostics, Inc., a Nevada corporation (“Buyer”), Biosynex, S.A., a French société anonyme (“Guarantor”), and Qualigen, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 (the “Shares”), of the Company; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein (the “Contemplated Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accountant” has the meaning set forth in Section 2.04(d).

“Accounting Software” has the meaning set forth in Section 5.10.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Anti-Bribery Laws” has the meaning set forth in Section 3.21.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in any case, maintained, contributed to, or required to be contributed to, by the Company or Company ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other Person).

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“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.04(b).

“Buyer Disclosure Schedules” means those certain disclosure schedules delivered by the Buyer in connection with this Agreement.

“Buyer Fundamental Representations” means those representations and warranties of Buyer in Section 4.01, Section 4.03 and Section 4.04.

“Buyer Prepared Tax Return” has the meaning set forth in Section 5.06(b)(ii).

“Cash” means all cash and cash equivalents, bank deposits, investment accounts and marketable securities, net of uncashed checks to be drawn but including uncashed checks awaiting deposit, but solely to the extent such amount of uncashed checks awaiting deposit is not included in Net Working Capital.

“Closing” has the meaning set forth in Section 2.05.

“Closing Balance Sheet” has the meaning set forth in Section 2.04(a).

“Closing Company Cash” has the meaning set forth in Section 2.04(a).

“Closing Company Indebtedness” has the meaning set forth in 2.04(a).

“Closing Company Transaction Expenses” has the meaning set forth in Section 2.04(a).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Financials” has the meaning set forth in Section 2.04(a).

“Closing Statement” has the meaning set forth in Section 2.04(a).

“Closing Working Capital” has the meaning set forth in 2.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Cash” means all Cash held by the Company as of the Closing.

“Company Continuing Employee” has the meaning set forth in Section 5.04(a).

“Company Disclosure Schedules” means those certain disclosure schedules delivered by the Company and Seller in connection with this Agreement.

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“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Company In-Bound License” means any agreement pursuant to which the Company is granted a license (including a covenant not to sue) or sublicense under or other right or interest in any Intellectual Property Right.

“Company Indebtedness” means any Indebtedness of the Company outstanding as of the Closing.

“Company IP” means Company Registered IP and all other Intellectual Property Rights that are owned, or purported to be owned, by the Company.

“Company Out-Bound License” means any agreement pursuant to which the Company grants to any third party a license (including a covenant not to sue) or sublicense under or other right or interest in any Company IP or Intellectual Property Right.

“Company Registered IP” means all Registered IP owned in whole or in part by, or exclusively licensed to or exclusively sublicensed to, the Company.

“Company Systems” has the meaning set forth in Section 3.13(g).

“Company Transaction Expenses” means to the extent payable by the Company in connection with the Contemplated Transaction and unpaid as of the Closing, (a) all third-party fees and expenses relating to this Agreement and the Contemplated Transaction, whether or not billed or accrued, including any fees and expenses of legal counsel, accountants, financial advisors, investment bankers and brokers, including those fees to the entities set forth in the attached Exhibit A, (b) any change of control payments, sale bonuses, severance payments or similar amounts payable at Closing to Company Associates solely in connection with the Contemplated Transaction, including the amount of any employer-side withholding, employment, or payroll Taxes imposed with respect to any such payments and any amounts payable to gross up or make whole any Person for income or excise Taxes imposed with respect to such payments, but excluding (i) the Liquidity Event Bonuses as defined in the Executive Employment Agreements, which shall become an obligation of Seller upon assignment of the Executive Employment Agreements to Seller on the Closing Date and (ii) any amounts payable in connection with any action taken by, or arrangements entered into by, or at the direction of, Buyer (including termination of any Company Continuing Employee) and (c) 50% of Transfer Taxes. Notwithstanding the foregoing, Company Transaction Expenses shall not include any amounts included in the determination of Net Working Capital or Indebtedness or any costs or expenses payable to the Escrow Agent, which shall be borne by Buyer pursuant to Section 9.01.

“Confidentiality Agreement” means the non-disclosure agreement, dated as of February 3, 2023, between Guarantor, on behalf of itself and its subsidiaries (including Buyer), and Seller.

“Contemplated Transaction” has the meaning set forth in the recitals.

“Contract” means, with respect to any Person, any written agreement, contract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding agreement to which such Person is a party or by which such Person or any of its assets are bound.

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“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COTS License” means a non-exclusive license providing rights to use and/or access commercially available uncustomized software products under standard end-user licenses, shrink-wrap, click-wrap, or similar agreements.

“Deductible” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller or Buyer, as applicable, concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drug Regulatory Agency” has the meaning set forth in Section 3.13(a).

“Effective Time” has the meaning set forth in Section 2.03(a).

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, license, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, right-of-way, preemptive right, collateral assignment, option, right of first offer, right of first refusal or other similar encumbrance.

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Environmental Law” means any applicable Law: (a) relating to pollution (or the cleanup thereof), natural resources, endangered or threatened species, human health, safety, product and supply chain sustainability, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means SRS Acquiom.

“Escrow Agreement” means that certain Escrow Agreement by and among Buyer, Seller and Escrow Agent governing the Escrow Fund, substantially in the form attached hereto as Exhibit B.

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“Escrow Fund” means the account in which the Escrow Agent holds the Indemnity Escrow Amount (or any amount remaining thereof) pursuant to the terms of the Escrow Agreement.

“Estimated Balance Sheet” has the meaning set forth in Section 2.03(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.03(a).

“Estimated Company Cash” has the meaning set forth in Section 2.03(a).

“Estimated Company Indebtedness” has the meaning set forth in Section 2.03(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.03(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.03(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.02.

“Executive Employment Agreements” means (a) the Executive Employment Agreement between the Company and Michael Poirier, dated February 1, 2017, and (ii) the Executive Employment Agreement between the Company and Christopher L. Lotz, dated February 1, 2017.

“FDA” has the meaning set forth in Section 3.13(a).

“FDCA” has the meaning set forth in Section 3.13(a).

“Final Purchase Price” has the meaning set forth in Section 2.04(e).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means intentional fraud under Delaware common law by a party hereto with respect to the making of representations and warranties by such party in this Agreement; provided, however, that Fraud shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis, as in effect from time to time.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any permit, license, certificate, franchise, permit, exception, order, clearance, registration, qualification, authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Governmental Order” means, with respect to any Person, any order, writ, judgment, injunction, decree, stipulation, ruling, or award issued, enacted or promulgated by any Governmental Authority that is binding on such Person.

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“Guarantor” has the meaning set forth in the recitals.

“Hazardous Materials” means any pollutant, contaminant, chemical, substance, compound, or waste, whether solid, liquid or gas, that is listed, defined, designated, classified, or subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, petroleum, petroleum products, petroleum by-products, petroleum breakdown products, infectious waste, chlorinated solvents, asbestos, asbestos-containing materials, toxic mold, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“Health Law” means any Law applicable to the business of the Company or any Company products, including without limitation any applicable Law the purpose of which is to ensure the safety, efficacy and quality of Company products by regulating the research, development, manufacturing and distribution of such products, any applicable Law relating to the import or export of Company products, any applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance, packaging, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, and any applicable Law relating to promotion and sales of pharmaceutical or diagnostic products to providers and/or facilities that bill or submit claims to any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including any state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under 5 U.S.C. Chapter 89, or federal payors, or any and all Laws relating to the regulation, provision, management, administration of, ordering or arranging for, or payment or reimbursement for any health care items or services, including, without limitation: (i) the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), and all regulations and formal and informal guidance promulgated by the FDA pursuant thereto, (ii) the Public Health Service Act (42 U.S.C. ch. 6A § 201 et seq.), (iii) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (iv) the False Claims Act (31 U.S.C. § 3729 et seq.), (v) the Exclusion Laws (42 U.S.C. §§ 1320a-7 and 1320a-7a), (vi) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (vii) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (viii) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (ix) Physician Payments Sunshine Act (42 U.S.C. § 1320a–7h), and (x) Medicare (Title XVIII of the Social Security Act).

“Income Tax Liability Amount” means an amount, which shall not be less than zero in the aggregate or in any jurisdiction, equal to the aggregate of any unpaid Income Taxes of the Company for any Pre-Closing Tax Period (including the pre-closing portion of any Straddle Period), solely in respect of those jurisdictions in which the Company is currently filing Income Tax Returns and in which (a) an Income Tax Return for the applicable Pre-Closing Tax Period has not been filed prior to the Closing and the due date (taking into account any valid extensions) of such Income Tax Return is after the Closing Date, or (b) an Income Tax Return for the applicable Pre-Closing Tax Period has been filed prior to the Closing but the Taxes shown as due on such Income Tax Return have not been fully paid prior to the Closing (but only to the extent of such unpaid Taxes reflected on such Income Tax Return). In the determination of the Income Tax Liability Amount, such amount shall be calculated (i) by excluding all Income Taxes of any Seller Affiliated Group; (ii) with respect to a Straddle Period in accordance with Section 5.06(c); (iii) by taking into account Transaction Tax Deductions in an applicable Pre-Closing Tax Period to the extent deductible by the Company in such Pre-Closing Tax Period or applied to reduce an Income Tax of the Company relating to a Pre-Closing Tax Period in any such period, in each case, at least at a “more likely than not” or higher level of comfort under applicable Law; (iv) without regard to any accruals or reserves established or required to be established for contingent Income Taxes or with respect to uncertain Tax positions; (v) by excluding any Income Taxes attributable to or arising from any transaction or other action occurring after the Closing on the Closing Date outside the Ordinary Course of Business; (vi) in a manner consistent with past custom and practice in preparing the Company’s Income Tax Returns with respect to the applicable Income Taxes; (vii) without regard to any deferred Income Tax liabilities; (viii) by taking into account any applicable estimated or prepaid Income Taxes paid to the applicable Governmental Authority with respect to any such Pre-Closing Tax Period; and (ix) by taking into account any applicable net operating loss or Income Tax credit carrybacks or carryforwards or similar Tax attributes arising in a Pre-Closing Tax Period to the extent any such attribute is available and permitted to be used in such Pre-Closing Tax Period under applicable Law.

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“Income Tax Return” means any Tax Return for Income Taxes.

“Income Taxes” means any Tax imposed or determined with reference to overall gross or net income or profits or other similar Tax, and any franchise Taxes, but shall not include any transfer, documentary, sales, use, stamp, registration, value added, excise, real or personal property, ad valorem or other similar Taxes.

“Indebtedness” means, with respect to any Person, means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness for borrowed money and (ii) indebtedness evidenced by a note, bond, debenture or other debt security instrument, (b) the deferred purchase price of property or services (but excluding trade accounts payable and similar obligations to creditors for goods and services arising in the Ordinary Course of Business with respect to Seller or the Company), (c) any drawn letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations under interest rate or currency swap transactions (valued at the termination value thereof), (e) the Income Tax Liability Amount, (f) the Severance Obligations, (g) any amounts owed by the Company in order to correct compliance testing failures in respect of the Company’s 401(k) plan and (h) all obligations of the type referred to in clauses (a) through (e) for the payment of which such Person is responsible or liable as obligor, guarantor, surety or otherwise. Notwithstanding the foregoing, Indebtedness of the Company shall not include Transaction Expenses, any amounts included in the determination of Net Working Capital, any intercompany Indebtedness between the Company and Seller (which shall terminate as of the Closing pursuant to Section 5.07) or any Indebtedness incurred by Buyer (and subsequently assumed by the Company) on the Closing Date.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Indemnity Escrow Amount” means $450,000.

“Indemnity Escrow Property” means the Indemnity Escrow Amount plus any dividends, accrued interest and earnings thereon.

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“Intellectual Property Rights” means any and all intellectual property and all rights, title and interest therein or thereto in any jurisdiction, of the following: (a) issued patents and patent applications (whether provisional or non-provisional), invention disclosures, statutory invention registrations, registered designs and similar or equivalent rights in inventions, including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations or extensions, thereof (collectively, “Patents”); (b) registered and unregistered trademarks, service marks, brands, corporate names, certification marks, logos, trade dress, trade names, slogans, and other designations or indicia of source or origin, together with the goodwill associated with the foregoing (collectively, “Trademarks”); (c) copyrights and copyrightable works and any other equivalent works of authorship in any medium or expression (whether or not registrable, including rights in Software and other works of authorship and moral rights) (collectively, “Copyrights”); (d) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and other names, identifiers, and locators associated with Internet addresses, sites, services, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works; (f) industrial designs; (g) trade secrets (including any trade secret protectable under applicable Law, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a Person able to obtain economic value from its use or disclosure), industrial secret rights, know-how, inventions (whether or not patentable), rights in inventions (including discoveries, improvements, ideas, data, pricing, cost-information, concepts, creative works, drawings formulas, formulations, patterns, techniques, prototypes, specifications, protocols, and processes), technology, business and technical information, marketing plans, databases and data compilations (including all technical, research, clinical, and regulatory datasets and data compilations) and collections, tools, methods, processes, techniques, customer and supplier lists, and other confidential and proprietary information and all rights therein (collectively, “Trade Secrets”); (h) all computer software and databases, computer programs, operating systems, applications, firmware, middleware, semiconductor design topographies, and all other computer code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, flow charts, and other documentation thereof (collectively, “Software”); and (i) all other intellectual or industrial property, and proprietary rights; and in each case of clauses (a) through (i), (i) all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding; (ii) all past, present, and future causes of action and rights to seek and recover losses, settlements, and equitable relief for any claims whatsoever related thereto and (iii) any registrations of or applications to register any of the foregoing.

“IT Assets” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

“Knowledge” means, with respect to the Company, the actual knowledge of those individuals set forth on Section 1.1 of the Disclosure Schedules, after due inquiry of direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, other than any audits or investigations of which the applicable party does not have Knowledge.

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“Liability” has the meaning set forth in Section 3.08.

“License Agreement” means that certain Trademark License Agreement by and between Buyer and Seller, substantially in the form attached hereto as Exhibit B.

“Losses” means any losses, damages, liabilities, costs, expenses, and Taxes, including reasonable attorneys’ fees, but specifically excluding special and punitive damages; provided, however, that “Losses” incurred in connection with a Third-Party Claim shall include any special or punitive damages solely to the extent awarded to a third party by a Governmental Authority.

“Material Adverse Effect” means, with respect to the Company, any event, occurrence, fact, condition or change that, individually or in the aggregate, has had or would be reasonably likely to (a) have a material adverse effect on the business, results of operations, financial condition or assets of the Company, in the aggregate, or (b) prevent the ability of Seller to consummate the Contemplated Transaction; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of or attributable to, and none of the following shall be taken into account in determining whether there is a Material Adverse Effect: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; (x) changes in the stock price or trading volume of Seller’s stock or any failure by Seller or the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (xi) any proceeding threatened or commenced by or on behalf of Seller’s stockholders arising from this Agreement or the Contemplated Transaction; and (xii) Seller’s or the Company’s failure to be compliant with any financial covenants in any Contract for Indebtedness binding on it (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi), (viii), and (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur, to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industry in which the Company conducts its business (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Company IP Contract” has the meaning set forth in Section 3.11(e)Section 3.11(d).

“Material Contract” has the meaning set forth in Section 3.12.

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“Net Working Capital” means, as of the applicable time of measurement, an amount (which may be positive or negative) equal to: (a) the current assets (excluding Cash, Income Tax assets, and deferred Tax assets) of the Company, minus (b) the current liabilities (excluding all Company Indebtedness, Company Transaction Expenses, Income Tax liabilities, and deferred Tax liabilities) of the Company, in each case, determined in accordance with GAAP. An illustrative example of the calculation of Net Working Capital is attached hereto as Exhibit C.

“Objection Notice” has the meaning set forth in Section 2.04(c).

“Open Source Licenses” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Ordinary Course of Business” means, in the case of each of the Company and Seller, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization (inclusive of certificates of designation) or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Other Tax Contest” has the meaning set forth in Section 5.06(f)(iii).

“Parent Retained Employees” has the meaning set forth in Section 5.04(b).

“Parent Retained IP” means (i) that certain Assignment, dated as of July 13, 2023, by and between the Company and the Seller, (ii) that certain Assignment Master Service Agreement with Vision Clinical Research, dated as of July 13, 2023, by and between the Company and the Seller and (iii) that certain Master Services Agreement, dated as of May 3, 2017, by and between the Company and Vision Clinical Research, LLC, as amended.

“Permitted Encumbrances” means: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) Encumbrances for Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) other than with respect to Intellectual Property Rights, minor non-monetary defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (iv) zoning, building and other similar Laws (excluding violations thereof); (v) Encumbrances discharged at or prior to the Closing; (vi) statutory liens to secure obligations to third-party landlords, lessors or renters under leases or rental agreements that have not been breached; (vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (viii) non-exclusive licenses to Intellectual Property Rights granted in the Ordinary Course of Business.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means (a) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, contact information (including name, alias, postal address, email address) unique personal identifiers, online identifiers, IP addresses, network and hardware identifiers, account information, social security numbers, driver’s license numbers, passport numbers, employee information, (b) any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information,” or the like under any Law, and (c) any other information that is governed, regulated, or protected under any applicable Privacy Law (including HIPAA or CCPA), or which Company is required to safeguard under any of its contractual obligations relating to the processing of the types of information listed in (a) and (b).

“Pre-Closing Tax Contest” has the meaning set forth in Section 5.06(d).

“Pre-Closing Tax Period” means (a) any taxable period ending on or prior to the Closing Date, and (b) the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes of Seller or any Seller Affiliated Group, (b) any and all Taxes of the Company for all Pre-Closing Tax Periods (in the case of any Straddle Period, determined in the manner set forth in Section 5.06(c)), including, for the avoidance of doubt, any interest or penalties imposed on any such Taxes in a taxable period whether before or after the Closing Date or the portion of any Straddle Period beginning the day after the Closing Date, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, imposed on the Company with respect to any Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 5.06(c)), (d) any and all Taxes of any Person other than the Company imposed on the Company for any period as a transferee or successor or by contract, operation of law or otherwise (other than in each case as a result of any contract entered into in the Ordinary Course of Business that does not principally relate to Taxes), which Taxes, in each case in this subsection (d), result from a transaction occurring before Closing, and (e) Seller’s share of Transfer Taxes pursuant to Section 5.06(a); provided, that “Pre-Closing Taxes” shall not include (x) any Taxes or other amounts taken into account (i) in Closing Company Transaction Expenses or (ii) as a liability in Closing Working Capital or in the determination of the Income Tax Liability Amount included in Closing Company Indebtedness, in each case as finally determined pursuant to Section 2.04, (y) Buyer’s share of Transfer Taxes pursuant to Section 5.06(a), or (z) any Taxes attributable to or arising from any transaction or other action occurring after the Closing on the Closing Date outside the Ordinary Course of Business.

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“Privacy Law” means any applicable Law relating to privacy, data protection, confidentiality, security, integrity, and/or protection of Personal Information, including: (i) HIPAA, (ii) state data protection laws, including the California Consumer Privacy Act of 2018 (CCPA), (iii) state breach notification laws, (iv) the General Data Protection Regulation (EU) 2016/679 (GDPR) and the EU ePrivacy Directive 2002/58/EC as amended by Directive 2009/136/EC, each as amended, and (v) related regulations and any applicable Laws, rules and regulations implementing the foregoing.

“Real Property Lease” has the meaning set forth in Section 3.10.

“Registered IP” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, issuance or recordation.

“Remaining Items” has the meaning set forth in Section 2.04(d).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Review Period” has the meaning set forth in Section 2.04(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Affiliated Group” means (a) for U.S. federal income tax purposes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is the common parent, and (b) for state, local or non-U.S. Income Tax purposes, the affiliated, aggregate, consolidated, combined, unitary, or similar group of which Seller or a subsidiary of Seller (other than the Company) is the common parent.

“Seller Affiliated Group Tax Return” means any Income Tax Return of any Seller Affiliated Group.

“Seller Fundamental Representations” means those representations and warranties of Seller and the Company in Section 3.02, Section 3.03, Section 3.05, and Section 3.15.

“Seller Prepared Tax Return” has the meaning set forth in Section 5.06(b)(i).

“Sensitive Data” has the meaning set forth in Section 3.13(g).

“Severance Obligations” has the meaning set forth in Section 5.14.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Target Working Capital” means $834,000.

“Tax” or “Taxes” means any federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, ad valorem, alternative minimum, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, workers compensation, disability, social security, capital gains, capital stock, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, or other taxes, together with any interest, additions or penalties with respect thereto (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) and any interest in respect of such additions or penalties, in each case, imposed by any Governmental Authority.

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“Tax Contest” has the meaning set forth in Section 5.06(e)(i).

“Tax Return” means any and all U.S. federal, state, local and non-U.S. return, declaration, form, report, claim for refund, information return or statement or other document (including any election, declaration, disclosure, schedule and estimate) required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Tax Deductions” Income Tax deductions available to the Company, Seller or any Seller Affiliated Group arising from or attributable to the payment of, without duplication, (a) any Closing Company Transaction Expenses, or (b) any Closing Company Indebtedness.

“Transfer Taxes” has the meaning set forth in Section 5.06(a).

“Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of May 31, 2023.

ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Shares free and clear of any Encumbrance other than Permitted Encumbrances and together with all accrued rights and benefits attached thereto for the consideration specified in Section 2.02 and subject to adjustments pursuant to Section 2.04.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be (a) Five Million Eight Hundred Thousand Dollars ($5,800,000) (the “Base Purchase Price”) minus (b) Estimated Company Indebtedness minus (c) Estimated Company Transaction Expenses plus (c) Estimated Company Cash plus (d) the amount, if any, by which the Estimated Net Working Capital, as determined in accordance with Section 2.03 exceeds the Target Working Capital, or minus the amount, if any, by which the Estimated Net Working Capital, as determined in accordance with Section 2.03, is less than the Target Working Capital, as the case may be (such resulting amount, the “Estimated Purchase Price”).

Section 2.03 Closing Estimates; Closing Payments.

(a) Prior to the Closing Date, Seller shall deliver to Buyer (i) an estimated unaudited balance sheet of the Company (the “Estimated Balance Sheet”) as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”), and (ii) a report (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (A) the aggregate amount of Company Cash as of the Effective Time (the “Estimated Company Cash”), (B) Net Working Capital as of the Effective Time (“Estimated Net Working Capital”), (C) Company Indebtedness as of the Effective Time (the “Estimated Company Indebtedness”), and (D) the aggregate amount of Company Transaction Expenses (the “Estimated Company Transaction Expenses”), in each case including reasonably detailed calculations thereof, and in each case calculated in accordance with the terms of this Agreement. The Estimated Balance Sheet and the Estimated Closing Statement, and each component thereof, shall be prepared in good faith in accordance with the terms of this Agreement and GAAP.

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(b) At the Closing, Buyer shall pay or cause to be paid, by wire transfer of immediately available funds the following payments:

(i) to Seller, the Estimated Purchase Price minus the Indemnity Escrow Amount;

(ii) to the Escrow Agent, to be held in accordance with the terms of the Escrow Agreement, the Indemnity Escrow Amount; and

(iii) to the Persons entitled thereto, all of the Estimated Company Transaction Expenses; provided, that any Estimated Company Transaction Expenses to be paid to an Employee shall be paid to Seller, and Seller shall pay such Estimated Company Transaction Expose to such Employee through Seller’s payroll system.

Section 2.04 Post-Closing Adjustments.

(a) Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller (i) an unaudited balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”), (ii) a statement (the “Closing Statement” and, together with the Closing Balance Sheet, the “Closing Financials”) setting forth a reasonably detailed calculation of (A) the Company Cash as of the Effective Time (the “Closing Company Cash”), (B) Net Working Capital as of the Effective Time (the “Closing Working Capital”), (C) Company Indebtedness as of the Effective Time (the “Closing Company Indebtedness”), and (D) the Company Transaction Expenses (the “Closing Company Transaction Expenses”). The Closing Financials, and each component thereof, shall be prepared in good faith in accordance with the terms of this Agreement and GAAP applying consistent accounting principles, methods, policies, practices and procedures used in the preparation of the Estimated Closing Statement.

(b) In connection with Seller’s review of the Closing Financials, Buyer shall provide, and shall cause the Company to provide, to Seller and its Representatives, upon reasonable advance notice and during normal business hours, access to the books and records, accountant work papers, personnel and Representatives of the Company and Buyer relevant to Buyer and the Company’s preparation of the Closing Financials, provided, that (i) such access shall not unreasonably disrupt the operations of Buyer or the Company, (ii) such access will be conducted in a manner that complies with all applicable Laws and (iii) neither Buyer nor the Company shall be required to provide Seller or its Representatives any such access or information that is subject to confidentiality restrictions to third parties or the attorney-client privilege; provided, that Buyer shall use its commercially reasonable efforts to provide Seller or its Representatives with an alternative means of access or disclosure in the event of clause (iii) above.

(c) Seller shall have thirty (30) days after receipt of the Closing Financials to review the Closing Financials (the “Review Period”). If Seller disputes any items on the Closing Financials, Seller must deliver written notice (an “Objection Notice”) thereof to Buyer prior to the expiration of the Review Period, which Objection Notice shall specify in reasonable detail the specific matters in dispute, the rationale for such disagreement and the amount in dispute. If Seller fails to provide an Objection Notice to Buyer prior to the expiration of the Review Period in accordance with the aforementioned procedures, the Closing Financials and each component reflected therein shall be conclusive and binding on Seller and Buyer upon the expiration of the Review Period.

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(d) If Seller delivers an Objection Notice to Buyer prior to the expiration of the Review Period, the parties will attempt in good faith to reach an agreement as to any matters identified in such Objection Notice as being in dispute. If Buyer and Seller are unable to resolve all such disputes within thirty (30) days after Seller delivers such Objection Notice to Buyer, then, at the election of Buyer, on the one hand, or Seller, on the other hand, those matters identified in such Objection Notice that remain in dispute (the “Remaining Items”) will be finally and conclusively determined by a licensed certified public accountant who shall have experience serving as a neutral arbitrator in the resolution of similar purchase price disputes and who is employed by an independent U.S. nationally recognized accounting firm, as mutually agreed upon by Buyer and Seller (the “Accountant”), which firm will not be the regular auditing firm of Buyer, Seller or the Company. In the event the parties are unable to mutually agree on the identity of the Accountant within ten (10) Business Days after the expiration of the thirty (30)-day dispute resolution period referenced in the second sentence of this Section 2.04(d), then Buyer, on the one hand, and Seller, on the other hand, shall each, within three (3) Business Days thereafter, select a licensed certified public accountant employed by an independent U.S. nationally recognized accounting firm (which need not be the same accounting firm). Those two (2) certified public accountants shall, within ten (10) Business Days after their selection by the parties, jointly select an individual who is a licensed certified public accountant employed by an independent U.S. nationally recognized accounting firm that does not have a conflict of interest with any party hereto to serve as the Accountant hereunder. The scope of the disputes to be resolved by the Accountant shall be limited to the Remaining Items. The Accountant shall be required to resolve the Remaining Items based solely upon the written presentations by Seller and Buyer. The Accountant may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees, expenses and other costs of the Accountant shall be borne by Buyer, on the one hand, and Seller, on the other hand, in the same proportion as the aggregate amount of the Remaining Items that is unsuccessfully disputed by each party (as determined by the Accountant) bears to the total amount of the Remaining Items submitted to the Accountant. For example, if (i) the total amount of the Remaining Items submitted to the Accountant for resolution is $1,000, (ii) the aggregate amount of the Remaining Items resolved by the Accountant in favor of Seller is $600 and (iii) the total amount of fees, expenses and costs of the Accountant in connection with such dispute is $100, then Buyer shall bear $60 of such amount and Seller shall bear $40 of such amount. Absent manifest error, the determination of the Accountant shall be conclusive and binding upon the parties, and judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the party against which such determination is to be enforced.

(e) After a final determination of the Closing Company Cash, Closing Working Capital, Closing Company Indebtedness and Closing Company Transaction Expenses in accordance with Section 2.04(c) or Section 2.04(d), as applicable, the “Final Purchase Price” will be equal to (i) Base Purchase Price minus (ii) Closing Company Indebtedness minus (iii) Closing Company Transaction Expenses plus (c) Closing Company Cash plus (d) the amount, if any, by which the Closing Working Capital, as determined in accordance with this Section 2.04, exceeds the Target Working Capital, or minus the amount, if any, by which the Closing Working Capital, as determined in accordance with this Section 2.04, is less than the Target Working Capital, as the case may be.

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(f) In the event the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay such excess amount to Seller, by wire transfer of immediately available funds to the account designated by Seller, no later than five (5) Business Days after the final determination of the Final Purchase Price. In the event the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay such difference to Buyer, by wire transfer of immediately available funds to the account designated by Buyer, no later than five (5) Business Days after the final determination of the Final Purchase Price.

(g) All payments made pursuant to this Section 2.04 shall be treated by the parties as an adjustment to the Final Purchase Price for Tax purposes.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares contemplated hereby (the “Closing”) will take place on the date hereof, unless another time and date is agreed to by the Parties (the date on which the Closing actually takes place being the “Closing Date”).

Section 2.06 Closing Deliveries.

(a) At the Closing, Buyer will deliver or cause to be delivered to Seller (or the applicable payees, in the case of payments) the following items:

(i) the payments described in Section 2.03(b);

(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer or legal representative) of Guarantor certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Guarantor authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Buyer and Guarantor certifying the names and signatures of the officers of Buyer and Guarantor, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder;

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(v) the Escrow Agreement, duly executed and delivered by Buyer; and

(vi) the License Agreement, duly executed and delivered by the Company.

(b) At the Closing, Seller will deliver or cause to be delivered to Buyer the following items:

(i) either (x) stock certificates evidencing the Shares or (y) to the extent such stock certificates cannot be located after reasonable efforts, affidavits of lost certificate, in each case accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) an IRS Form W-9 of Seller;

(iii) written resignations of each director and officer of the Company, except as waived by Buyer;

(iv) a certificate of an officer of Seller certifying that attached thereto are true and complete copies of the resolutions adopted by the board of directors of Seller at a board of directors meeting authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(v) a certificate of an officer of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the sole shareholder of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(vi) a certificate of an officer of Seller certifying the names and signatures of the officers of Seller and of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

(vii) the Escrow Agreement, duly executed and delivered by Seller; and

(viii) the License Agreement, duly executed and delivered by Seller.

Section 2.07 Withholding. Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law; provided, that (a) except in the case of backup withholding, withholding on amounts that constitute compensation under applicable Tax Law and withholding resulting from a failure to deliver the documentation contemplated by Section 6.02(c), the Person intending to deduct and withhold any such amounts shall use commercially reasonable efforts to provide Seller with notice prior to withholding such amounts and shall cooperate in good faith with Seller to minimize any such withheld amounts and (b) if Seller provides the documentation contemplated by Section 6.02(c), no withholding will occur on the payment to Seller described in Section 2.03(b)(i). To the extent that any such amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 2.08 Guarantor. In consideration of the Seller’s execution and delivery of this Agreement and its agreement to perform the transactions contemplated by this Agreement, and as a material inducement of the Seller’s execution, delivery and performance of this Agreement and the other transaction documents contemplated hereunder, the Guarantor hereby irrevocably guarantees the full, complete and timely payment of the Buyer’s obligations under this Agreement. This is a guaranty of payment only, and not of performance of non-payment obligations. The liability of the Guarantor hereunder is absolute and unconditional, irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The liability of the Guarantor shall be direct and not conditional or contingent on the pursuit of remedies against the Buyer. The Seller may, at its option, proceed directly against the Guarantor to collect the liability of the Buyer pursuant to this Agreement. The Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require enforcement by the Seller of any of the Buyer’s obligations against the Buyer. The Guarantor reserves the right to assert any defense that is otherwise available to the Buyer. Under no circumstances shall the maximum amount payable by Guarantor hereunder for any reason and under any legal theory in law or at equity exceed the Final Purchase Price. This separate guarantee of the Guarantor shall be a continuing separate guarantee, and the above consent and waiver of the Guarantor shall remain in full force and effect until the date falling three (3) years after the Closing Date (the “Seller Guaranty Survival Period”) and any and all claims and causes of action under this Section 2.08 must be made prior to the Seller Guaranty Survival Period.

ARTICLE III
Representations and warranties of seller and the COMPANY

Except as set forth in the Company Disclosure Schedules, Seller and the Company represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the Closing Date (unless a specific date is referenced herein, in which case such representation shall be true and correct as of such date).

Section 3.01 Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to be material to the Company or its business.

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(c) The Company has no subsidiaries. The Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in any other entity.

(d) The Company is and has not been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. The Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

Section 3.02 Organizational Documents. The Company has made available to Buyer accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its Organizational Documents.

Section 3.03 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transaction. The sole stockholder of the Company has authorized and approved this Agreement and the Contemplated Transaction. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Seller, Buyer and Guarantor, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.04 Non-Contravention; Consents. Except as set forth on Section 3.04 of the Company Disclosure Schedules, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transaction, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Document;

(b) contravene, conflict with or result in a material violation of, or, to the Knowledge of the Company, give any Governmental Authority or other Person the right to challenge the Contemplated Transaction or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company is subject, except as would not reasonably be expected to be material to the Company or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business, taken as a whole;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which the Company is a party, or give any Person the right to: (i) declare a default or exercise any remedy under any Contract to which the Company is a party; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Contract; (iii) accelerate the maturity or performance of any Contract; or (iv) cancel, terminate or modify any term of any Contract, except in any such case as would not be reasonably likely to be material to the Company or its business; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).

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Except for (i) any consent or notice set forth on Section 3.04 of the Disclosure Schedule, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. federal and state securities Laws, the Company is and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transaction, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transaction.

Section 3.05 Capitalization.

(a) The authorized shares of capital stock of the Company as of the date of this Agreement consists of 1,000 shares of Company Capital Stock, of which of which 100 shares are issued and outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(d) All outstanding shares of Company Capital Stock and other securities of the Company have been issued and granted in compliance in all material respects with the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law.

(e) All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company were undertaken in compliance in all material respects with (i) the Organizational Documents of the Company in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

Section 3.06 Financial Statements.

(a) Seller has furnished Purchaser with the unaudited consolidated balance sheet of the Company as of the fiscal year ended December 31, 2022 (the “Balance Sheet Date”), the related unaudited consolidated statements of income and cash flows for the fiscal year then ended, and (ii) the interim unaudited consolidated balance sheet of the Company as of May 31, 2023 (the “Unaudited Interim Balance Sheet”) and the related interim unaudited consolidated statement of income for the five (5) months then ended (collectively, the “Financial Statements”). The Financial Statements (i) were properly derived from the books, records and accounts of the Company; (ii) were prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

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Section 3.07 Absence of Changes. Between the date of the Unaudited Interim Balance Sheet and the date of this Agreement, (a) the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto), and (b) there has not been any Material Adverse Effect.

Section 3.08 Absence of Undisclosed Liabilities. As of the date hereof, the Company does not have any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (each a “Liability”) of a type required to be recorded or reflected on a balance sheet under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company under Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Contemplated Transaction or included in the calculation of Closing Company Indebtedness, Closing Working Capital or Closing Company Transaction Expenses; and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 3.09 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use exclusively in its business or operations or purported to be owned by it that are material to the Company or its business. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 3.10 Real Property; Leasehold. The Company does not own nor has ever owned any real property. The Company has made available to Buyer (a) an accurate and complete list of all real properties leased or otherwise occupied by the Company (the “Leased Real Property”), and (b) copies of all leases, including amendments and modifications thereto and guarantees thereof, under which any such real property is occupied or leased (the “Leases”). The Company has a good and valid leasehold interest to all of the Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. The Company is not in default in any material respect under any Real Property Lease and, to the Knowledge of the Company, no counterparty thereto is in default in any material respect under any Real Property Lease. No party to any Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by the Company to any third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Leased Real Property which individually or in the aggregate, would preclude or impair the use of any such Leased Real Property, or any material portion thereof, by the Company for the purposes for which it is currently used.

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Section 3.11 Intellectual Property.

(a) Section 3.11(a)(i) of the Company Disclosure Schedule lists each item of Company Registered IP. The Company is the sole and exclusive beneficial and record owner of all of the items of Company Registered IP. All such Company Registered IP is subsisting and, excluding any pending applications included in the Company Registered IP, is valid and enforceable. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than non-adversarial office actions or similar communications issued by any Governmental Authority in the ordinary course of prosecution of any pending applications for registration) or notice, judgment, claim, dispute, challenge, opposition, cancellation or nullity proceeding, or threats to commence the same, is outstanding, pending, threatened in writing or, to the Knowledge of the Company, threatened, in which the scope, validity, enforceability or ownership of any Company Registered IP is being or has been contested or challenged. The Company has not taken any action (or failed to take any action), conducted its business, or used or enforced (or failed to enforce) any of the Company Registered IP in a manner that would result in the loss of ownership rights, abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any of such Company Registered IP, and the Company has taken or caused to be taken all commercially reasonable steps to protect the Company’s rights in and to each item of such Company Registered IP and to prevent the unauthorized use thereof by any other Person. All filings, payments, disclosures and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(b) The Company owns, exclusively licenses or exclusively sublicenses all right, title and interest in and to all Company IP, free and clear of all Encumbrances other than Permitted Encumbrances, and has sufficient and valid rights pursuant to enforceable Contracts to use all other Intellectual Property Rights used in or necessary for the conduct of the business of the Company as currently conducted and as proposed by Seller prior to the Closing to be conducted. There exist no restrictions on the disclosure, use, license or transfer of any Company IP, and the execution, delivery or performance of this Agreement, and the consummation of the transactions contemplated hereby or thereby, shall not adversely impact (or require the payment or grant of additional amounts of consideration), result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any Person to cancel, suspend, limit, terminate or otherwise impair the right of the Company to own or use or otherwise exercise any other rights that the Company currently has with respect to, any Company IP, Material Company IP Contract, or COTS License, or require the consent or authorization of any Person in respect of the right of the Company to own, use or otherwise exercise any other rights that the Company currently has with respect to any Company IP, Material Company IP Contract, or COTS License.

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(c) The Company has entered into binding, valid, and enforceable written Contracts with each current and former Company Associate involved in the development of Company IP whereby to the extent permitted by applicable Law, such Company Associate: (i) acknowledges the Company’s exclusive ownership of all Company IP invented, created, or developed, reduced to practice, or conceived (whether alone or jointly with others) by such Company Associate that (A) are or were within the scope of his or, her, or its employment or engagement with Company, (B) relate in any way to the businesses of the Company as previously and currently conducted by the Company, and as presently proposed to be conducted by the Company, (C) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities, or information, or (D) resulted from the performance of services for the Company, and whether those services were within the scope of his, her, or its employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of all rights, title, and interest such Company Associate has or may have in or to such Company IP; (iii) irrevocably waives any right or interest, including any moral rights, regarding such Company IP, to the extent permitted by applicable Law; and (iv) agrees to hold all Trade Secrets and other confidential and proprietary information of the Company in confidence both during and after their employment or engagement. The Company takes reasonable measures to protect the confidentiality of all Trade Secrets included in the Company IP. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person.

(d) Other than as set forth on Section 3.11(d) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute, educational institution, or other similar organization has been used to create Company IP or any product or technology of the Company.

(e) Each Company In-Bound License and Company Out-Bound License providing for aggregate payments to or from the Company in any 12-month period in excess of $50,000, coexistence agreement, and other material agreement or license to Intellectual Property Rights (collectively, “Material Company IP Contracts”) and COTS License is valid, binding, and in full force and effect. Neither the Company, nor any other party thereto is, or is alleged to be, in breach of or default under, any Material Company IP Contract or COTS License. The Company has not sent or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Material Company IP Contract or COTS License.

(f) The Company and the conduct of the businesses of the Company as currently conducted, and as conducted during the six (6) years preceding the date of this Agreement (including the research, development, manufacturing, use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of its products and the use of the Company IP), have not infringed, misappropriated or otherwise violated, and are not infringing upon, misappropriating or otherwise violating any Intellectual Property Right of any Person and, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed or sublicensed to the Company. As of the date of this Agreement, no Legal Proceeding is pending or threatened in writing (or, to the Knowledge of the Company, is threatened) (A) against the Company alleging that Company or the conduct of the businesses of the Company infringes or constitutes the misuse, misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misused, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since January 1, 2017 the Company has not received any written notice, charge, complaint, claim, or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

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(g) None of the Company IP or, to the Knowledge of the Company, any Intellectual Property Rights exclusively licensed to or exclusively sublicensed to the Company is subject to any threatened, pending or outstanding Governmental Order that restricts the use, transfer, registration or licensing by the Company of any such Company IP or Intellectual Property Rights exclusively licensed to the Company.

(h) The Company’s use and distribution of (i) Software developed by the Company, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. The Company has not used any Open Source Materials in a manner that requires any Software or any Company Intellectual Property Rights to be subject to Copyleft Licenses.

(i) The IT Assets used or held for use by the Company (i) operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient for the operations of the Company’s business Company as currently conducted and as currently proposed to be conducted; (ii) have not materially malfunctioned or failed during the past six years; and (iii) are free from any material bugs or other material defects, or any other devices, codes, instructions or features designed to disrupt, disable, or otherwise impair the functioning of any such IT Assets, including any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that are designed to permit unauthorized access or the unauthorized disablement or erasure of information or data (or any parts thereof) stored or processed thereon or thereby.

Section 3.12 Agreements, Contracts, and Commitments.

(a) Section 3.12(a) of the Disclosure Schedules lists each of the following contracts of the Company (such contracts, together with all contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.12(a) of the Disclosure Schedules and all Material Company IP Contracts, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts the primary purpose of which is the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts entered into during the three (3) years prior to the date hereof or that have outstanding payment obligations by the Company and relate to the acquisition or disposition of any Person by the Company, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

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(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any labor union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.12.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions. There are no Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement, has any other party to a Material Contract, materially breached, violated or defaulted under, or received notice that it materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, except as would not, individually or in the aggregate, reasonably be likely to be material to the Company. In all material respects, all obligations under the terms of each Material Contract required to be performed by the Company has been performed to the extent such obligations to perform have accrued, and no act or omission by the Company has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under, such Material Contract, except as it would not, individually or in the aggregate, reasonably be likely to be material to the Company.

Section 3.13 Compliance; Permits; Restrictions.

(a) Neither the Company nor any of its directors, officers, employees, agents and independent contractors is, and since January 1, 2020 has been, in violation of any Law (including Health Law), order or regulation applicable to the Company or has been notified by any Governmental Authority of any violation by the Company of, or any investigation with respect to, any such Law (including Health Law), order or regulation.

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(b) The Company and all of its directors, officers, employees, agents and independent contractors are, and since January 1, 2020 have been, conducting the business in compliance with, and have been in compliance in all material respects with, all applicable Health Laws, including, without limitation, the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Food and Drug Administration (“FDA”) regulations adopted thereunder, and any other Law administered or promulgated by the FDA or other Governmental Authority responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of medical devices, drugs, and biopharmaceutical or diagnostic products, or for the administration of Health Laws (each, a “Drug Regulatory Agency”). There is no Governmental Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) would be reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction.

(c) The Company holds and since January 1, 2020 has held all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted. The Company, any products marketed, sold or distributed by the Company, and any facilities where any such products are created, manufactured, sold, distributed, licensed, processed, packaged or stored are in compliance in all material respects with the terms of the Governmental Authorizations. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Governmental Authorization.

(d) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the FDCA, FDA regulations adopted thereunder, the Public Health Service Act or similar Law administered or promulgated by any Drug Regulatory Agency or any other Health Law.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its products or product candidates have participated, were and, if still ongoing, are being conducted in all material respects in compliance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including any Health Law, and 21 C.F.R. Parts 50, 54, 56, 58, 312 and 601. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2020, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring or threatening to initiate the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates have participated.

(f) Neither the Company, nor any of its directors, officers, employees, agents or independent contractors, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of its business or products, that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, or any amendments thereto. None of the Company nor any of its officers, employees or, to the Knowledge of the Company, agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of their respective officers, employees or, to the Knowledge of the Company, agents.

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(g) The Company and the operation of the Company’s business are in compliance in all material respects with all Privacy Laws and all Laws pertaining to sensitive business information accessed, owned, licensed, received, stored, maintained, controlled, or processed by or on behalf of the Company (collectively, “Sensitive Data”). The Company has taken actions and implemented policies and commercially reasonable security procedures and controls, including administrative, technical, and physical safeguards, in accordance with Privacy Laws, to protect and maintain the confidentiality, integrity, availability, privacy, security, and protection of (i) any and all Personal Information and Sensitive Data, including against unauthorized access, use, modification, disclosure or other misuse, and (ii) the computer system, networks, and electronic infrastructure components that the Company owns, leases or licenses under any agreement that are used in the operation of the business of the Company (“Company Systems”), including against the risk of material business disruption.

(h) The Company has complied in all material respects with all Privacy Laws and contractual obligations with respect to Personal Information, and all rules, internal-facing and external-facing policies, and procedures established by the Company with respect to Personal Information. Any and all Sensitive Data and Personal Information processed by the Company has been collected fairly and lawfully and can be used or transferred legitimately in the course of business and as envisaged by the consummation of the transactions under this Agreement without breaching or violating any Privacy Laws, internal or external policies or procedures, contractual arrangements, or any ownership or usage rights, or other licensable or sublicensable rights. The Company has at all times made all disclosures, and obtained all necessary consents and authorizations, as required by Privacy Laws, except as would not be reasonably likely to result in a Material Adverse Effect.

(i) None of the Sensitive Data or Personal Information collected, stored, controlled, or processed by or on behalf of the Company has been subject to any data privacy or security breach or incident that has resulted in unauthorized or improper access, acquisition, exfiltration, manipulation, erasure, use, or disclosure, loss, or damage of such Sensitive Data or Personal Information. Since January 1, 2017, there has been no security incident or data breach that has compromised the integrity or availability of the information technology and software applications the Company owns, operates, or outsources. The Company has not received any notice of investigations, or alleged violations of any Privacy Law, other applicable law, or contract with respect to personal data or information security-related incidents, nor has the Company been notified in writing, or been required by applicable Law, regulation, or contract to notify in writing, any Person or entity of any personal data or information security-related incident and, to the Knowledge of the Company, no such claims are likely to be asserted or threatened against the Company.

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(j) Since January 1, 2020, neither the Company nor any of its directors, officers, employees, agents or independent contractors (i) has received any notice of any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, It-Has-Come-To-Our-Attention letter, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, Legal Proceeding, penalty, untitled letter, warning letter, seizure, injunction, disbarment, prosecution, or other compliance or enforcement action relating to any products marketed, sold, or distributed by the Company, including any actions by a Drug Regulatory Agency; or (ii) is or has been subject to any recalls, field actions, corrections, market withdrawals, or removals ordered by FDA or any other Drug Regulatory Agency, or voluntarily initiated by the Company, or any seizures or adverse regulatory actions taken, or threatened in writing, by FDA or any other Drug Regulatory Agency relating to any products marketed, sold, or distributed by the Company or any facilities where any such products are created, manufactured, sold, distributed, licensed, processed, packaged or stored.

(k) The Company is not a TID U.S. business as defined at 31 C.F.R. §800.248.

Section 3.14 Legal Proceedings; Governmental Orders.

(a) As of the date of this Agreement, there are no, and since January 1, 2020 there have been no, material Legal Proceedings pending, or to the Knowledge of the Company threatened, against or related to the Company or, to the Knowledge of the Company, against any current Employee, officer or director of the Company in his or her capacity as such.

(b) There is no Governmental Order to which the Company, or any of the material assets owned or used by the Company, is subject that remains outstanding or pursuant to which the Company has ongoing material performance obligations.

Section 3.15 Tax Matters.

(a) All income and other material Tax Returns required to be filed by, or by any Seller Affiliated Group with respect to, the Company under applicable Law have been timely filed (taking into account any valid extensions) with the appropriate taxing authorities, and all such Tax Returns are true, correct and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than (i) extensions of time to file Tax Returns obtained in the Ordinary Course of Business or (ii) automatic extensions of time not requiring the consent of any Governmental Authority.

(b) All income and other material Taxes and Tax liabilities required to be paid by, or by any Seller Affiliated Group with respect to, the Company have been timely paid (taking into account any valid extensions) in full to the appropriate taxing authorities. All income and other material Taxes incurred but not yet due and payable for taxable periods covered by the Financial Statements, have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP.

(c) The Company has withheld and paid all material Taxes required to have been withheld and paid by the Company in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person and have been timely paid over to the proper authorities to the extent due and payable, and the Company has complied in all material respects with all applicable reporting and recordkeeping requirements.

(d) The Company has properly collected and remitted sales, value added and similar Taxes with respect to sales made to its customers, and, for all sales that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

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(e) The unpaid Taxes of the Company did not, as of the date of the Unaudited Interim Balance Sheet, materially exceed the reserve for Taxes (excluding any accrual or reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the Unaudited Interim Balance Sheet. Since the date of the Unaudited Interim Balance Sheet, the Company has not incurred any material liability for Taxes outside the Ordinary Course of Business.

(f) There are no Encumbrances for unpaid Taxes upon any of the assets of the Company other than Permitted Encumbrances.

(g) No written claim has been received by the Company from any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(h) No deficiencies for unpaid Taxes of the Company have been claimed or assessed by any Governmental Authority against the Company in writing that have not been paid, satisfied, settled, or otherwise resolved.

(i) The Company has not entered into an agreement extending any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into a closing agreement with a Governmental Authority under applicable Law, which in each case is currently in effect, and the Company has not been requested in writing by any Governmental Authority to enter into any such agreement. The Company is not presently contesting the Tax liability of the Company before any court, tribunal or agency.

(j) The Company has not been within the past three (3) years, and is not currently, the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and to the Knowledge of the Company, no such audit is pending or contemplated) nor has the Company received any written notices within the past three (3) years from any taxing authority relating to any issue which might affect the Tax liability of the Company.

(k) The Company is not a party to any Tax allocation, sharing, or indemnity agreement, other than agreements entered into in the Ordinary Course of Business that do not principally relate to Taxes.

(l) The Company does not have any liability for any Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law) or as a transferee or successor.

(m) There is no Tax ruling, request for Tax ruling or settlement, Tax compromise or Tax closing or Tax collection agreement with any Governmental Authority in effect or pending with respect to the Company.

(n) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (ii) an installment sale or open transaction made prior to the Closing; (iii) any deferred revenue accrued or a prepaid amount received outside the Ordinary Course of Business prior to the Closing; (iv) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (v) a change in the accounting method of the Company pursuant to Section 481 of the Code or any similar provision of the Code or any corresponding (or similar provision of state, local or non-U.S. income tax law) for a taxable period ending on or prior to the Closing Date, or (vi) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

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(o) The Company has not, during the past two (2) years, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(p) The Company has not engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Notwithstanding any other provision in this Agreement, (y) the representations and warranties in this Section 3.15 and Section 3.16 are the only representations and warranties in this Agreement concerning the Company with respect to Tax matters, and (z) no representation or warranty is made with respect to the existence, availability, amount, usability, or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount, or other Tax attribute of the Company for any Tax period (or portion thereof) beginning after the Closing Date.

Section 3.16 Employee and Labor Matters; Benefit Plans.

(a) As applicable with respect to each material Benefit Plan, the Company has made available to Buyer, to the extent applicable, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written summary of all material plan terms, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the two most recently filed annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vi) all non-routine records, notices and filings for the three (3)-year period ending on the date hereof concerning IRS or Department of Labor or other Governmental Authority inquiries, audits or investigations, or concerning “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(b) Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act, as amended and as applicable, and all other Laws.

(c) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from U.S. federal income taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan or the tax exempt status of the related trust.

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(d) Neither the Company nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e) Except as provided in Section 3.16(e) of the Company Disclosure Schedules, there are no pending audits or investigations, and during the two (2)-year period ending on the date hereof have been no audits or investigations, by any Governmental Authority involving any Benefit Plan, and no pending or, to the Knowledge of the Company, reasonably threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, or any pending application or filing under a government-sponsored voluntary compliance, self-correction or similar program, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither the Company nor any Company ERISA Affiliate has any material liability for any unpaid contributions with respect to any Benefit Plan.

(f) Neither the Company, nor any Company ERISA Affiliate, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in, or in connection with the Contemplated Transaction will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, the Company, or any Company ERISA Affiliates or Seller to any material Tax, material penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. To the Knowledge of the Company, nothing has occurred with respect to any Benefit Plan that has resulted in, or could reasonably be expected to result in, a penalty or other liability under Section 502 of ERISA, an excise tax under the Code, liability to the Pension Benefit Guaranty Corp, other than premium payments, or any tax penalty under Code Section 4980H.

(g) No Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and neither the Company nor the Company ERISA Affiliates has made a written or oral representation promising the same.

(h) Neither the execution of this Agreement, nor the consummation of the Contemplated Transaction (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Benefit Plan, (v) limit the right to merge, amend or terminate any Benefit Plan or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

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(i) No current or former employee, officer, director, independent contractor or other service provider of the Company has any “gross up” agreements with the Company or other right or assurance of reimbursement by the Company for any Taxes, including any imposed under Code Section 409A or Code Section 4999.

(j) There is no Benefit Plan maintained outside of the United States.

(k) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer or the Company other than ordinary administration expenses typically incurred in a termination event.

(l) The Company is not nor has it ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. To the Knowledge of the Company, there is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or any union organizing activity, against the Company. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

(m) The Company is in compliance in all respects with its obligations to make all payments due from the Company on account of wages, salaries, commissions, bonuses or other direct compensation to Employees for any services performed for the Company and any employee health and welfare insurance and other benefits.

(n) The Company is, and for the last three (3) years, has been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. There is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of the Company.

(o) To the Knowledge of the Company, no senior executive or other key employee of the Company has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no senior executive or other key employee of the Company or any of its subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the ability of the Company and/or any of its subsidiaries to conduct its or their business.

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(p) There are no, and for the past three (3) years have not been, (x) to the Knowledge of the Company, any allegations or formal or informal complaints made to or filed with the Company or any of its subsidiaries related to sexual harassment or sexual misconduct by or against any current or former director, officer or employee of the Company, (y) any other actions or investigations initiated, filed, or threatened in writing, against the Company related to sexual harassment or sexual misconduct by or against any current or former director, officer or employee of the Company.

Section 3.17 Environmental Matters. The Company and each property or facility at any time leased, controlled or operated by the Company, in all material respects, complies with and since January 1, 2020 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. There are no notices, claims, proceedings, investigations or actions involving any Governmental Authority or other Person pending, or to the Knowledge of the Company, threatened against the Company or any property or facility at any time leased, controlled or operated by the Company or any of its respective predecessors under any Environmental Law. No current or (during the time a property or facility was leased, operated or controlled by the Company or any of its predecessors) prior property leased or controlled by the Company has had a release, generation, handling, storage, presence, treatment or disposal of, or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company pursuant to Environmental Law. To the Knowledge of the Company, neither the Company nor any property or facility at any time controlled, leased, or operated by the Company or any of its respective predecessors has any obligations with respect to any response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial activities with respect to the release, manufacture, marketing, distribution, labeling, transportation or handling of, or the exposure to, any substance (including any Hazardous Materials) at any property, either voluntarily or pursuant to any requirements of Environmental Law or any Governmental Authorization required under Environmental Law. The Company has not assumed, either contractually or by operation of Law, the Liability of any other Person under any Environmental Law. Prior to the date hereof, the Company has provided or otherwise made available to Buyer true and correct copies of all material (1) environmental reports, assessments, studies, analyses, tests, monitoring and audits in the possession or control of the Company with respect to any property or facility leased, operated or controlled by the Company, or any of its predecessors, or any business operated by the Company and (2) documents in the possession or control of the Company with respect to compliance by the Company, or any other Person for whose conduct it may be held responsible, or any property or facility at any time operated, leased or operated by the Company or any of its predecessors, with Environmental Laws.

Section 3.18 Insurance. The Company has delivered or made available to Buyer accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

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Section 3.19 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transaction based upon arrangements made by or on behalf of the Company.

Section 3.20 Transactions with Affiliates. There have been no material transactions or relationships, since January 1, 2020, (such transactions, “Intercompany Arrangements”) between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members or (b) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer or director that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. The Company is not indebted to any director, officer or employee of the Company (except for any stockholders’ equity in connection with the ownership of Company Capital Stock, amounts due as salaries and bonuses (other than current payroll), other amounts due under employment agreements, retention agreements or employee benefit plans and amounts payable in reimbursements of expenses), and no such director, officer or employee is indebted to the Company, as applicable. All Intercompany Arrangements shall be fully terminated, released and discharged as of Closing, in form and substance reasonably acceptable to Buyer, with no continuing obligations to the Company or Buyer, other than pursuant to the License Agreement.

Section 3.21 Anti-Bribery. Neither the Company nor any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on behalf of the Company has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Enforcement Act of 1986, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law, including but not limited to those contained in Health Laws (collectively, the “Anti-Bribery Laws”), including, without limitation, by having: (i) directly or indirectly paid, offered, authorized, gifted or promised to make or offer any bribe, rebate, payoff, influence payment, kickback, contribution, gift, entertainment, or any other payment or item of value of similar nature; (ii) made, offered or promised to make or offer any payment, loan or transfer of any item of value, including any reward, advantage or benefit of any kind to or for the benefit of foreign or domestic government officials or employees, or to foreign or domestic political parties, candidates thereof or campaigns; (iii) failed, or caused the failure, to make and keep books and records of the Company which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company and its assets; or (iv) taken, caused to be taken or failed to have taken any other action in connection with the business of the Company that would cause the Company to violate any Anti-Bribery Laws. The Company is not nor has it been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of any Anti-Bribery Laws. The Company has established and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

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Section 3.22 Sufficiency of Assets. The tangible and intangible personal property owned or leased by the Company, together with all owned and leased real property of the Company, all owned, leased or licensed Intellectual Property Rights and IT Assets of the Company, and all other assets and rights (including rights under Contracts) of the Company, are sufficient for the operation of the Company’s business (excluding finance and accounting operations). Immediately after the Closing, the Company will own, or have the right to use, all material tangible and intangible properties and assets that are used to conduct the business immediately following the Closing as it is conducted by the Company as of immediately prior to the Closing (excluding finance and accounting functions).

Section 3.23 Broker’s or Finder’s Fees.

(a) No agent, broker, Person or firm acting on behalf of Seller or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from any member of the Company or any of the other parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.

(b) Set forth in Section 3.23(b) of the Disclosure Schedules is a list of the consultants, financial advisors, attorneys, accountants and other similar agents, service providers and representatives retained by the Company who are providing services in connection with the transactions contemplated by this Agreement. The fees, costs and expenses of the Persons set forth in Section 3.23(b) of the Disclosure Schedules, to the extent incurred in connection with the preparation, execution and consummation of the Contemplated Transaction and not paid by Seller or the Company prior to the Closing, shall constitute Company Transaction Expenses. The Company shall not have any liability for any expenses of Seller incurred in connection with the preparation, execution and consummation of this Agreement and the Closing other than the expenses of such Persons which constitute Company Transaction Expenses.

Section 3.24 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this ARTICLE III or in any certificate delivered by the Company to Buyer pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed; provided that this Section 3.214 shall not limit any claims for Fraud.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Buyer set forth in ARTICLE IV, neither the Company nor any of its Representatives is relying on any other representation or warranty of Buyer or any other Person made outside of ARTICLE IV with respect to the Contemplated Transaction.

ARTICLE IV
Representations and warranties of buyer

Except as set forth in the Buyer Disclosure Schedules, Buyer and Guarantor represent and warrant to Seller that the statements contained in this ARTICLE IV are true and correct as of the Closing Date (unless a specific date is referenced herein, in which case such representation shall be true and correct as of such date).

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Section 4.01 Organization and Authority of Buyer. Each of Buyer and Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Buyer and Guarantor each has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer and Guarantor of this Agreement, the performance by Buyer and Guarantor of each of its obligations hereunder and the consummation by Buyer and Guarantor of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer and Guarantor. This Agreement has been duly executed and delivered by Buyer and Guarantor and assuming the due authorization, execution and delivery by Seller, Buyer, and Guarantor, constitutes the legal, valid and binding obligation of Buyer and Guarantor, enforceable against Buyer and Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the charter or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not prevent or materially delay Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Governmental Authorization, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 4.02 of the Disclosure Schedules and except where the failure to make or obtain such consents, approvals, Governmental Authorizations, Governmental Orders, declarations, filings, or notices would not prevent or materially delay Buyer’s ability to consummate the Contemplated Transactions.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Final Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened against or by Guarantor, Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay, or could reasonably be expected to hinder or delay, the consummation of the Contemplated Transaction.

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Section 4.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
Covenants

Section 5.01 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall, and shall cause the Company to, provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) short-term target bonus opportunities (excluding equity-based compensation), if any, which are no less than the short-term target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) welfare benefits (other than retiree welfare benefits) that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for similarly situated employees of Buyer.

(b) Seller, effective prior to the Closing, shall cause the employment of the employees set forth on Schedule 5.01(b) (the “Parent Retained Employees”) to transfer from the Company to another Affiliate of Seller such that (i) no such employee’s employment shall transfer to the Buyer or any of its Affiliates (including the Company) as a result of the Closing and (ii) none of the Buyer or any of its Affiliates (including the Company) shall have any liability under a Benefit Plan or otherwise in respect of any such employee that arises or occurs following such transfer. Notwithstanding the forgoing, Buyer agrees that each Parent Retained Employee shall, (x) for a period of 30 days following the Closing, continue to have access during regular business hours to such employee’s physical office of the Company as of the date prior to such employee’s transfer and (y) for a period of 60 days following the Closing, continue to have access to such employee’s Company email (including forwarding) account and voicemail, in each case, subject to each Parent Retained Employee’s adherence to the Buyer’s policies regarding third-party access to Buyer’s facilities and systems, including any policies regarding trade secrets and confidential information.

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(c) With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, use commercially reasonable efforts to recognize all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes (but excluding benefit accrual) in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(d) Buyer shall use or shall cause the Company to use commercially reasonable efforts to (i) waive all waiting periods, pre-existing condition exclusions, actively-at-work and evidence of insurability requirements that would otherwise be applicable to a Continuing Company Employee or the Continuing Company Employee’s dependent; and (ii) provide each Continuing Company Employee and his or her eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Closing under a Buyer Benefit Plan (to the same extent that such credit was given under the analogous Buyer Benefit Plan prior to the Closing Date) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any benefit plan in which such Continuing Company Employee participates.

(e) This Section 5.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.01 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.02 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the charter or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.02(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Seller shall cause its directors and officers insurance policy coverage to be made available to all persons serving as Company directors and officers prior to the Closing, and shall submit any claims to the insurance carrier pursuant to the requests of such persons. In the event an indemnification payment is made by Buyer or the Company pursuant to the Organizational Documents of the Company or other agreement disclosed in Section 5.02(a) of the Disclosure Schedules as contemplated by Section 5.02(a), after Buyer or the Company has satisfied that portion of the self-insured retention applicable to the Company directors and officers, Buyer or the Company (as applicable) shall be subrogated to the rights of such directors or officers under the Seller’s directors and officers insurance policy and be entitled to any insurance payment that would have been payable to such directors or officers if not for Buyer’s and the Company’s subrogation rights under this Section 5.02(b).

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(c) The obligations of Buyer and the Company under this Section 5.02 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.02 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.02 applies shall be third-party beneficiaries of this Section 5.02, each of whom may enforce the provisions of this Section 5.02).

(d) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.02.

Section 5.03 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.03 shall nonetheless continue in full force and effect.

Section 5.04 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.04 where such access would violate any Law.

(d) Buyer acknowledges that, after the Closing, Seller will retain and be the owner and controller of all books and records of Seller to the extent not related to the Company and its business, including personnel files for the Persons listed on Section 5.01(a) of the Company Disclosure Schedules. From and after the Closing, Seller may retain copies of any books and records of the Company relating to periods prior to the Closing for any reasonable business purpose and shall maintain the confidentiality of any such books and records in accordance with the standards of confidentiality and non-disclosure with which Seller maintains its own books and records, subject to the inclusion of relevant information from such books and records in Seller’s periodic reports filed with the SEC; provided that such retention shall not be deemed to transfer the ownership of any trade secrets or other Intellectual Property Rights.

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Section 5.05 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Certain Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, or other similar Taxes attributable to or arising from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Each of Seller and Buyer shall cooperate in the preparation and filing of any Tax Returns or other documentation required to be filed with respect to Transfer Taxes, and the costs and expenses of preparing and filing any Tax Returns and other documentation with respect to Transfer Taxes shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Each of Seller and Buyer shall use commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes and to and to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to minimize, reduce or eliminate any Transfer Taxes.

(b) Pre-Closing Tax Period Tax Returns.

(i) Seller shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all Income Tax Returns of the Company for any taxable period ending on or prior to the Closing Date that are required to be filed after the Closing Date (each, a “Seller Prepared Tax Return”). Each such Seller Prepared Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law. Seller shall provide a copy of each such Seller Prepared Tax Return, together with all supporting documentation and workpapers, to Buyer for Buyer’s review, comment and consent (not to be unreasonably withheld, conditioned or delayed) at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Seller Prepared Tax Return, and shall consider in good faith any reasonable comments that are provided in writing by Buyer to Seller at least five (5) days prior to the due date (taking into account all valid extensions) for filing such Seller Prepared Tax Return. Seller shall pay to Buyer on or before five (5) days prior to the applicable due date (taking into account all valid extensions), any amount shown as due and payable on such Seller Prepared Tax Returns that are Pre-Closing Taxes and Buyer shall timely pay or cause the Company to timely pay all Taxes shown as due on any Seller Prepared Tax Return to the applicable Governmental Authority.

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(ii) Buyer shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all (A) non-Income Tax Returns of the Company for any taxable period ending on or prior to the Closing Date that are required to be filed after the Closing Date, and (B) Tax Returns of the Company for any Straddle Period that are required to be filed after the Closing Date (each, a “Buyer Prepared Tax Return”). Each Buyer Prepared Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law. Buyer shall provide a copy of each such Buyer Prepared Tax Return, together with all supporting documentation and workpapers, to Seller for Seller’s review, comment and consent (not to be unreasonably withheld, conditioned or delayed) at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Buyer Prepared Tax Return, and shall consider in good faith any reasonable comments that are provided in writing by Seller to Buyer at least five (5) days prior to the due date (taking into account all valid extensions) for filing such Buyer Prepared Tax Return. Seller shall pay to Buyer on or before five (5) days prior to the applicable due date (taking into account all valid extensions) any amount shown as due and payable on any such Buyer Prepared Tax Returns that are Pre-Closing Taxes, and Buyer shall timely pay or cause the Company to timely pay all Taxes shown as due on any Buyer Prepared Tax Return to the applicable Governmental Authority.

(iii) For the avoidance of doubt, neither a Seller Prepared Tax Return nor a Buyer Prepared Tax Return includes any Seller Affiliated Group Tax Returns, and Seller shall prepare and file, or cause to be prepared and filed, all Seller Affiliated Group Tax Returns for all Tax periods.

(c) Allocation of Straddle Period Taxes. In the case of a Straddle Period, the portion of Taxes attributable to such Straddle Period that are allocated to the pre-closing portion of such Straddle Period shall be determined as follows:

(i) in the case of any property or similar ad valorem Taxes or Taxes not based upon or related to income, sales, use, revenue, receipts, employment, payroll or similar items or withholding, the amount of such Taxes that are allocated to the pre-closing portion of such Straddle Period shall be deemed to be (A) the total amount of such Taxes for the entire Straddle Period, multiplied by (B) a fraction, (1) the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date, and (2) the denominator of which is the number of days in the entire Straddle Period; and

(ii) in the case of any Taxes based upon or related to income, sales, use, revenue, receipts, employment, payroll or similar items or withholding and that are not property or similar ad valorem Taxes, the amount of any such Taxes that are allocated to the pre-closing portion of such Straddle Period shall be equal to the amount which would be payable based on an interim closing of the books of the Company as if the relevant Tax period ended on and included the Closing Date.

Any Transaction Tax Deductions deductible in a Straddle Period (as determined in accordance with Section 5.06(g)) shall be allocated to the Pre-Closing Tax Period of such Straddle Period.

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(d) Tax Refunds. The amount of any cash Tax refunds actually received by Buyer, the Company, or any of their respective Affiliates and any amounts actually credited against any Tax of Buyer, the Company, or any of their respective Affiliates within the thirty-six (36) months following the Closing Date, in each case, that are attributable to Taxes paid by the Company in a Pre-Closing Tax Period (in the case of any Straddle Period, determined in the manner set forth in Section 5.06(c)) shall be for the account of Seller, except to the extent such refund (i) does not exceed the amount, if any, of such refund taken into account in Closing Working Capital or in the determination of the Income Tax Liability Amount included in Closing Company Indebtedness, as finally determined pursuant to Section 2.04, or (ii) results from the carryback of any net operating loss, credit, or other Tax attribute from any taxable period (or portion of a Straddle Period) beginning after the Closing Date. Any such amount, net of reasonable third party fees or expenses and Taxes incurred by Buyer, the Company or any of its Subsidiaries in obtaining such refund or credit, shall be paid by Buyer to Seller promptly after any such refund is so received or credited. To the extent a refund of or credit against Taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, Seller shall pay to Buyer the amount of such disallowed or reduced refund or credit against Taxes and the amount of any interest and penalties imposed with respect thereto.

(e) Certain Post-Closing Actions. After the Closing, Buyer shall not, and shall not cause or permit the Company or any Affiliate of Buyer or the Company to, (a) amend, supplement, modify, or re-file any Tax Return of the Company (which shall include the filing of an IRS Form 1139) that covers any Pre-Closing Tax Period, (b) file any Tax Return of the Company for any taxable period ending on or prior to the Closing Date in any jurisdiction where Tax Returns have not been historically filed (unless the Company acquired Tax nexus in any taxable period beginning on or after January 1, 2023, and would not have been required to file such Tax Returns historically), (c) grant an extension of or waive any applicable statute of limitations with respect to any Tax Return of the Company that covers any Pre-Closing Tax Period, (d) apply for or enter into any voluntary disclosure program, agreement or similar process regarding any Pre-Closing Tax Period, (e) have the Company effect or engage in any transaction or other action after the Closing on the Closing Date outside of the Ordinary Course of Business, (f) make or change any Tax election or accounting method with respect to the Company that has retroactive effect to any Pre-Closing Tax Period, or (g) make any election under Section 338 or 336 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) in respect of the transactions contemplated by this Agreement; in each case, to the extent that such action could affect the Tax Liability or any Tax attribute of the Seller or any Seller Affiliated Group (and for this purpose, Tax Liability of the Seller includes any Pre-Closing Taxes or other Taxes for which Seller might be required to provide indemnification pursuant to this Agreement); provided, that the foregoing limitations shall not apply (i) to the extent otherwise required by applicable Law or (ii) where the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned) has been obtained.

(f) Tax Contests.

(i) After the Closing, Buyer shall give prompt written notice to Seller if Buyer, the Company, or any of their Affiliates receives any communication or notice with respect to any audit, review, examination, assessment, or any other administrative or judicial proceeding pertaining to Taxes of or with respect to the Company (including any administrative or judicial review of any claim for refund) for which Seller might be required to provide indemnification pursuant to this Agreement (a “Tax Contest”).

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(ii) Seller, at its own cost and expense, shall have the right to control and defend any Tax Contest that relates to any taxable period ending on or before the Closing Date (each, a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that (A) Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of such Pre-Closing Tax Contest, (B) Buyer may participate (and retain separate counsel at its sole cost and expense to participate) in the defense of such Pre-Closing Tax Contest, including having an opportunity to review any written materials prepared in connection with such Pre-Closing Tax Contest and the right to attend any conferences relating thereto, and (C) Seller shall not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax items in such Pre-Closing Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

(iii) Buyer, at its own cost and expense, shall have the right to control and defend any Tax Contest that relates to any Straddle Period, any Pre-Closing Tax Contest for which Seller has not assumed its right to control and defend such Pre-Closing Tax Contest as contemplated by Section 5.06(d), or any other Tax Contest that is not a Pre-Closing Tax Contest (each, an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that, with respect to any Tax items in any such Other Tax Contest for which the resulting Tax liability Seller would be required to provide indemnification pursuant to this Agreement, (A) Buyer shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax items in such Other Tax Contest, (B) Seller may participate (and retain separate counsel at their sole cost and expense to participate) in the defense of such Tax items in such Other Tax Contest, including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection with such Tax items in such Other Tax Contest and the right to attend any conferences relating thereto, and (C) Buyer shall not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax items in such Other Tax Contest without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

(iv) For the avoidance of doubt, neither Section 5.06(f)(ii) nor Section 5.06(f)(iii) apply to any Tax Contest with respect to any Seller Affiliated Group Tax Return. Seller shall control and defend any Tax Contest with respect to any Seller Affiliated Group Tax Return.

(g) Transaction Tax Deductions. Any Transaction Tax Deductions shall be deductible in a Pre-Closing Tax Period to the extent properly deductible in any such period at least at a “more likely than not” or higher level of comfort under applicable Law.

(h) Cooperation. Each of Seller and Buyer shall (and shall cause its Affiliates) to provide the other party with such assistance as may reasonably be requested by the other such party in connection with the preparation or filing of any Tax Return of or with respect to the Company or any audit, examination, assessment, or other proceeding pertaining to Taxes of or with respect to the Company. Such cooperation shall include the retention and (upon the request of another party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, examination, or other proceeding and making advisors or employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. After the Closing, Buyer agrees (i) to retain, and to cause the Company to retain, all books and records with respect to Tax matters pertaining to the Company for any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective Tax period, and (ii) to give Seller reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records.

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(i) Termination of Tax Sharing Agreements. Seller shall terminate or cause to be terminated on or before the Closing Date any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, as between Seller or any predecessor or Affiliate thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any Governmental Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

(j) Conflict and Survival. In the event of conflict between any of the provisions of this Section 5.06 and any other provision of this Agreement, the provisions of this Section 5.06 shall control. The covenants and agreements contained in this Section 5.06 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations.

Section 5.07 Elimination of Intercompany Items. Effective as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date, all payables, receivables, liabilities and other obligations between the Company, on the one hand, and Seller and any of its subsidiaries (other than the Company), on the other hand, shall be eliminated without any party thereto having continuing obligations or liability to the other, except for the arrangements described on Section 5.07 of the Disclosure Schedule.

Section 5.08 Severance Obligations. Following the Closing, Buyer shall pay or cause the Company to pay any remaining severance payments and reimbursements for the cost of coverage continuation requirements of Section 4980B of the Code (“COBRA”) that are owed to former employees of the Company pursuant to those certain separation agreements set forth on Section 5.08 of the Disclosure Schedule (the “Severance Obligations”).

Section 5.09 Domain Names. The Company hereby grants a limited, non-exclusive, non-sublicenseable, non-transferable sublicense to the Seller to use the internet domain names set forth on Section 3.11(a) of the Disclosure Schedule from the date of Closing until a date that is thirty (30) days following Closing, provided however, that such use is limited in scope of use by the Seller of such internet domain names immediately prior to Closing.

Section 5.10 Accounting Software. Subject to any and all necessary or required third party consents and the terms and conditions of the Software License Agreement between Expandable Software, Inc. and the Company, the Company hereby grants a limited, non-exclusive, non-sublicenseable, non-transferable sublicense to the Seller to use the accounting system software, Expandable (“Accounting Software”), from the date of Closing (or, if later, the date when the necessary third party consent to such sublicense is obtained from Expandable) until a date that is sixty (60) days following Closing, provided however, that (i) such use is limited to the scope of use by the Seller, of the Accounting Software immediately prior to Closing, and (ii) the Seller, shall solely bear all costs and expenses for obtaining and maintaining any and all necessary third party consents and the Seller’s use of the Accounting Software, including any and all additional license fees. The Seller may not obtain, access, use or otherwise exploit any IT Assets of the Company or Company Registered IP, other than as provided in the sublicenses included in this Section 5.10 and the License Agreement.

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ARTICLE VI
INTENTIONALLY OMITTED

ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect (a) with respect to each of the Seller Fundamental Representations and Buyer Fundamental Representations, until the date that is the third (3rd) anniversary of the Closing Date and (b) with respect to all other representations and warranties in ARTICLE III and ARTICLE IV until the date that is eighteen (18) months from the Closing Date. The covenants which by their terms contemplate performance after the Closing Date shall survive the Closing until they are fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved and paid.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Seller shall indemnify Buyer and its Affiliates (including the Company), officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by Buyer Indemnified Parties arising out of or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller and the Company (other than any Seller Fundamental Representation) contained in ARTICLE III of this Agreement or in any certificate delivered pursuant to Section 2.06(b).

(b) any inaccuracy in or breach of any Seller Fundamental Representation contained in ARTICLE III of this Agreement;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller after the Closing pursuant to this Agreement;

(d) Third Party Claims against the Company to the extent (i) they are unrelated to the business of the Company and relate to the other businesses of Seller or its Affiliates or (ii) they relate to the Parent Retained Employees, Parent Retained IP and the Liquidity Event Bonuses as defined in the Executive Employment Agreements;

(e) any Company Indebtedness or Company Transaction Expenses not taken into account in calculating the Final Purchase Price; and

(f) any Pre-Closing Taxes.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Buyer and Guarantor shall jointly and severally indemnify Seller and its Affiliates (other than the Company), officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by the Seller Indemnified Parties arising out of or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer (other than the Buyer Fundamental Representations) contained in this Agreement or in any certificate or instrument delivered pursuant to Section 2.06(a).

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(b) any inaccuracy in or breach of any Buyer Fundamental Representation contained in ARTICLE IV of this Agreement;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or the Company after the Closing pursuant to this Agreement; and

(d) Third Party Claims against the Seller or its Affiliates to the extent they relate to the business of the Company.

Section 7.04 Certain Limitations. The party making a claim under this ARTICLE VII on its own behalf or on behalf of a Buyer Indemnified Party or Seller Indemnified Party, as applicable, is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $60,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) as the case may be, shall not exceed the Indemnity Escrow Amount. The aggregate amount of all Losses for which Seller shall be liable pursuant to this ARTICLE VII shall not exceed the portion of the Final Purchase Price actually received by Seller; provided, that such limitation on liability shall not apply to indemnification pursuant to Section 7.02(d).

(c) With respect to any indemnification claims pursuant to Section 7.02, no indemnification claims may be made directly against the Seller until the Escrow Fund is exhausted.

(d) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses; provided, however, that such commercially reasonable efforts shall not require any Indemnified Party to commence any litigation, make any material monetary expenditure, or offer or grant any material accommodation (financial or otherwise) to any third party. In the event that any insurance, indemnity, contribution or third-party recoveries are realized by an Indemnified Party subsequent to receipt by the Indemnified Party of any indemnification payments hereunder in respect of the claims to which such recovery relates, the Indemnified Party shall promptly remit to the Indemnifying Party such recoveries, up to a maximum amount of the corresponding indemnification payment made by the Indemnifying Party with respect to such claims.

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(e) Without duplication of any amounts payable to Seller pursuant to Section 5.06(d), payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any cash refund or reduction of, or credit against, cash Tax liabilities realized by the Indemnified Party, net of any Taxes imposed with respect to, and out-of-pocket costs and expenses incurred in connection with obtaining such refund or credit, during the two (2) years following the Closing Date as a result of such Loss, as determined by the Indemnified Party in its reasonable discretion, provided that (i) the Indemnified Party shall not be obligated to file amended Returns for such purpose, and (ii) nothing in this Section 7.04(e) shall require an Indemnified Party to disclose any confidential information to the Indemnifying Party (including, without limitation, its Tax Returns).

(f) Buyer shall not be entitled to any indemnification for any Losses or Taxes under this ARTICLE VII that are based upon or derived from a claim that any Tax attributes of the Company (including net operating loss carryovers, capital loss carryovers, adjusted basis, or credits) are not available to the Company or any other Person for any Tax period (or portion of a Straddle Period) beginning after the Closing Date. Buyer shall not be entitled to indemnification for an item to the extent it is taken into account in the calculation of Closing Company Indebtedness, Closing Company Transaction Expenses or Closing Working Capital, as finally determined pursuant to Section 2.04.

(g) For purposes of determining whether a breach or an alleged breach has occurred and the amount of Losses for which an Indemnified Party is entitled to claim indemnification pursuant to this Section 7, all “materiality,” “Material Adverse Effect” and similar qualifiers will be excluded from and given no effect, other than “Material” in the definition of “Material Contracts” and such qualification in Section 3.07(b).

Section 7.05 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. This Section 7.05(a) shall not apply to any Tax Contests, which shall instead be governed by Section 5.06(f).

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(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). This Section 7.05(b) shall not apply to any Tax Contests, which shall instead be governed by Section 5.06(f).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or such final, non-appealable adjudication by, if the Indemnifying Party is Seller, the execution of a joint written instruction instructing release of funds from the Escrow Fund to Buyer in the amount of such Loss and, if the Indemnifying Party is Buyer and Guarantor or to the extent that the amount of indemnifiable Loss payable by Seller exceeds the Indemnity Escrow Property or if after the release of all Indemnity Escrow Property to the Seller, wire transfer of immediately available funds.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 Exclusive Remedies. Subject to Section 9.13, and except for the procedures for the adjustment of the Estimated Purchase Price pursuant to Section 2.04 and the obligations under Section 5.06(b), the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 9.13, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Notwithstanding anything to the contrary, nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13, to seek any remedy on account of any party’s Fraud or to exercise any right or remedy under the License Agreement.

Section 7.09 Release of Indemnity Escrow Amount. Subject to and in accordance with the terms of the Escrow Agreement, the parties agree to cause the Escrow Agent to release any and all of the Indemnity Escrow Amount remaining in the Escrow Fund that is not subject to a claim for indemnification to the Seller within five (5) Business Days following the date that is eighteen (18) months after the Closing Date. Any Indemnity Escrow Amount subject to a claim for indemnification prior to the release of such Indemnity Escrow Amount as set forth herein shall be held and released by the Escrow Agent in accordance with the terms of the Escrow Agreement.

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ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 5.06(a) hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. All fees, costs and expenses payable to the Escrow Agent in connection with the Escrow Agreement shall be borne and paid by Buyer when due.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	2042 Corte Del Nogal Ste. B, Carlsbad, CA 92011 USA E-mail: mpoirier@qualigeninc.com; clotz@qualigeninc.com Attention: Michael Poirier; Chris Lotz

with a copy to:	Reed Smith LLP 599 Lexington Avenue, 22nd Floor New York, NY 10022 E-mail: wgrasso@reedsmith.com; snieto@reedsmith.com Attention: Wendy Grasso, Esq.; Susan Nieto, Esq.

If to Buyer or Guarantor:	Biosynex SA 22 Blvd Sébastien Brant Illkirch-Graffenstaden Grand-Est, 67400 France E-mail: abensur@biosynex.com; steinmetz@biosynex.com Attention: Larry Abensur; Alexis Steinmetz with a copy to:

White & Case

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu

Email: james.hu@whitecase.com

White & Case

19 Pl. Vendome

75001 Paris, France

Attention: Marc Petitier and Olivier Pâris

Emails: marc.petitier@whitecase.com; olivier.paris@whitecase.com

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Section 9.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 9.07 Entire Agreement. This Agreement, together with the Exhibits hereto, the Disclosure Schedules and the Escrow Agreement and License Agreement, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Escrow Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no consent shall be required for Buyer or Seller to assign this Agreement to an acquirer of all or substantially all of its assets or capital stock. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-Party Beneficiaries. Except as provided in Section 5.05 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, shareholders, officers, employees and affiliates, that:

(i) Reed Smith LLP has acted as counsel to Seller and the Company (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transaction. Buyer irrevocably agrees, and shall cause the Company to agree, that, following consummation of the Contemplated Transaction, such representation and any prior representation of the Company or Seller by Reed Smith LLP (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, shareholder, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions.

(ii) Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.12 shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

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(b) All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Contemplated Transaction (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of Seller. Without limiting the generality of the foregoing, from and after the Closing, (i) Seller (and not Buyer or the Company) shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only Seller (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its affiliates (including the Company), on the one hand, and a third party other than Seller, on the other hand, Buyer and its affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, that neither Buyer nor any of its affiliates (including the Company) may waive such privilege without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately notify Seller in writing so that Seller can seek a protective order.

Section 9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive the requirement of any posting of a bond in connection with the exercise of the remedies described in this Section 9.13.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.15 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SELLER:

Qualigen Therapeutics, Inc.

By:	/s/ Michael Poirier
Name:	Michael Poirier
Title:	Chief Executive Officer

COMPANY:

Qualigen, Inc.

By:	/s/ Michael Poirier
Name:	Michael Poirier
Title:	Chief Executive Officer

BUYER:

Chembio Diagnostics, Inc.

By:	/s/ Larry Abensur
Name:	Larry Abensur
Title:	President

GUARANTOR:

Biosynex. S.A.

By:	/s/ Larry Abensur
Name:	Larry Abensur
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Stock Purchase Agreement, dated as of July 20, 2023, by and among Qualigen Therapeutics, Inc., Chembio Diagnostics, Inc., Biosynex, S.A. and Qualigen, Inc. have not been provided herein:

Exhibit A - Estimated Company Transaction Expenses

Exhibit B - Escrow Agreement

Exhibit C - Illustrative Net Working Capital Calculation

Exhibit D - License Agreement

The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request to the extent not otherwise filed therewith.